Exhibit 10.1
AMENDMENT TO THE JETBLUE AIRWAYS CORPORATION 2020 OMNIBUS EQUITY INCENTIVE PLAN

This Amendment (the “Amendment”) to the JetBlue Airways Corporation 2020 Omnibus Equity Incentive Plan (as amended, the “Plan”), is made effective as of the 17th day of May, 2024, by JetBlue Airways Corporation, a Delaware corporation (the “Company”).
1.Amendment to Section 4.1 of the Plan. The first sentence of Section 4.1 of the Plan is deleted in its entirety and replaced with the following:
Subject to the provisions of Section 4.2 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards after the Effective Date of the Plan is 35,500,000 (the “Share Reserve”), consisting of 15,000,000 new shares.
2. Continued Effect. Except as set forth herein, the Plan shall remain unchanged and in full force and effect.